UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule §240.14a-12

SILICON LABORATORIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SILICON LABORATORIES INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 24, 2008

TO THE STOCKHOLDERS OF SILICON LABORATORIES INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Laboratories Inc., a Delaware corporation, to be held on April 24, 2008, at 9:30 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, for the following purposes, as more fully described in the Proxy Statement:

1.	To elect three Class I directors to serve on the Board of Directors until our 2011 annual meeting of stockholders, or until a successor is duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

This year we are furnishing proxy materials to our stockholders over the Internet. You may read, print and download our annual report and proxy statement at the investor relations section of our website address, http://www.silabs.com. On March 14, 2008, we mailed to our stockholders a notice containing instructions on how to access our 2008 proxy statement and annual report and to vote. The notice also provides instruction on how you can request a paper copy of these documents if you desire. If you received your annual materials via email, the email contains voting instructions and links to the annual report and proxy statement on the internet.

Only stockholders of record at the close of business on February 25, 2008 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

Whether or not you plan to attend the meeting in person, your vote is important. Instructions regarding the various methods of voting are contained on the Proxy, including voting by toll-free telephone number or the internet. If you request and receive a paper copy of the Proxy by mail, you may still vote your shares by marking your votes on the Proxy, signing and dating it and mailing it. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

Necip Sayiner
Chief Executive Officer,
President and Director

Austin, Texas
March 14, 2008

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND VOTE YOUR SHARES BY TELEPHONE, BY INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

SILICON LABORATORIES INC.
400 West Cesar Chavez
Austin, Texas 78701

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 24, 2008

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on April 24, 2008 at 9:30 a.m. Central Time at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739, or at any adjournment thereof. These proxy solicitation materials were mailed on or about March 14, 2008 to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. On February 25, 2008, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 51,298,082 shares of our common stock were outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 25, 2008. The presence, in person or by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at the Annual Meeting or at any adjournment thereof. Stockholders may not cumulate votes in the election of directors. The vote of a plurality of the shares of our common stock present in person or represented by proxy at this meeting and entitled to vote on the election of directors is necessary for the election of a director. The nominee receiving the greatest number of votes at this meeting will be elected to our Board of Directors, even if he receives less than a majority of such shares.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a Proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter). Abstentions and broker non-votes will be counted as present for purposes of determining a quorum for the transaction of business, but will not be counted for purposes of determining whether each proposal has been approved.

Proxies

If the enclosed form of Proxy is properly signed and returned or you properly follow the instructions for telephone or internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the director proposed by the Board of Directors unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of the selection of Ernst & Young LLP as our independent registered public accounting firm. You may revoke or change your Proxy at any time before the Annual Meeting by filing a notice of revocation or another signed Proxy with a later date with our Corporate Secretary at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.

In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit Proxies other than by mail.

Deadline for Receipt of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2009 annual meeting of stockholders and in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701, addressed to our Corporate Secretary, not later than November 14, 2008, the date which is at least 120 days prior to March 14, 2009, the anniversary of the date of this Proxy Statement. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and the procedures set forth in our bylaws. Pursuant to our bylaws, stockholder proposals received after November 14, 2008 will be considered untimely. Unless we receive notice in the manner specified in the previous sentence, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2009 annual meeting of stockholders.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE: ELECTION OF DIRECTOR

General

The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms. The term of office of the Class I directors, Navdeep S. Sooch, Laurence G. Walker and William P. Wood, will expire at this Annual Meeting. Messrs. Sooch, Walker and Wood have been nominated to continue as Class I Directors. The three directors elected as Class I Directors at the Annual Meeting will each serve for a term of three years expiring at the 2011 annual meeting of stockholders, or until his successor has been duly elected and qualified or until his earlier death, resignation or removal.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominees who may be designated by our present Board of Directors to fill the vacancies. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Class I Directors with a Term Expiring in 2011

Navdeep S. Sooch, 45
co-founded Silicon Laboratories in August 1996 and has served as Chairman of the Board since our inception. Mr. Sooch served as our Chief Executive Officer from our inception through the end of fiscal 2003 and served as interim Chief Executive Officer from April 2005 to September 2005. From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering, as well as Product Planning Manager of Strategic Marketing and Design Engineer. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs. Mr. Sooch holds a B.S. in Electrical Engineering from the University of Michigan, Dearborn and a M.S. in Electrical Engineering from Stanford University.

Laurence G. Walker, 59
has served as a director of Silicon Laboratories since June 2003. Previously, Mr. Walker co-founded and served as Chief Executive Officer of C-Port Corporation, a pioneer in the network processor industry, which was acquired by Motorola in 2000. Following the acquisition, Mr. Walker served as Vice President of Strategy for Motorola’s Network and Computing Systems Group and then as Vice President and General Manager of the Network and Computing Systems Group until 2002. From August 1996 to May 1997, Mr. Walker served as Chief Executive Officer of CertCo, a digital certification supplier. Mr. Walker served as Vice President and General Manager, Network Products Business Unit, of Digital Equipment Corporation, a computer hardware company, from January 1994 to July 1996. From 1981 to 1994, he held a variety of other management positions at Digital Equipment Corporation. Mr. Walker holds a B.S. in Electrical Engineering from Princeton University and a M.S. and Ph.D. in Electrical Engineering from the Massachusetts Institute of Technology.

William P. Wood, 52
has served as a director of Silicon Laboratories since March 1997 and as Lead Director since December 2005. Since 1996, Mr. Wood has also served as general partner of various funds associated with Silverton Partners, a venture capital firm. From 1984 to 2003, Mr. Wood was a general partner, and for certain funds created since 1996, a special limited partner, of various funds associated with Austin Ventures, a venture capital firm. Mr. Wood holds a B.A. in History from Brown University and a M.B.A. from Harvard University.

Other Directors

Set forth below is information concerning our other directors whose term of office continues after this Annual Meeting.

Continuing Class II Directors with Terms Expiring in 2009

Harvey B. Cash, 69
has served as a director of Silicon Laboratories since June 1997. Mr. Cash has served as general partner of InterWest Partners, a venture capital firm, since 1986. Mr. Cash currently serves on the Board of Directors of the following public companies: i2 Technologies, a provider of intelligent e-business and marketplace solutions; Ciena Corporation, a designer and manufacturer of dense wavelength division multiplexing systems for fiber optic networks; Argo Group International Holdings, Ltd., a specialty insurance company; First Acceptance Corp, a provider of low-cost auto insurance; and Staktek, Inc., a semiconductor assembly company. Mr. Cash holds a B.S. in Electrical Engineering from Texas A&M University and a M.B.A. from Western Michigan University.

Necip Sayiner, 42
has served as director, President and Chief Executive Officer since September 2005. Prior to joining Silicon Laboratories, Mr. Sayiner held various leadership positions at Agere Systems Inc. From August 2004 to September 2005, Mr. Sayiner served as Vice President and General Manager of Agere’s Enterprise and Networking Division and from March 2002 to August 2004 he served as Vice President and General Manager of Agere’s Networking IC Division. Mr. Sayiner holds a B.S. in electrical engineering and physics from Bosphorus University in Turkey, a M.S. in Electrical Engineering from Southern Illinois University, and a Ph.D. in Electrical Engineering from the University of Pennsylvania.

David R. Welland, 52
co-founded Silicon Laboratories in August 1996, has served as a Vice President and director since our inception and was appointed Fellow in March 2004. From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Senior Design Engineer. Mr. Welland holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

Continuing Class III Director with Term Expiring in 2010

Nelson C. Chan, 46
was appointed as a director of Silicon Laboratories in September 2007. Mr. Chan is currently president and chief executive officer of Magellan, a leading maker of GPS devices for consumer and professional applications. He also serves on the board of directors of Synaptics Incorporated, a provider of user interface solutions for mobile electronic appliances. From 1992 through 2006, Mr. Chan served in various senior management positions with SanDisk Corporation, including most recently as Executive Vice President and General Manager of the Consumer Business. From 1983 to 1992, Mr. Chan held various marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics. Mr. Chan holds a B.S. in Electrical and Computer Engineering from the University of California at Santa Barbara, and a M.B.A. from Santa Clara University.

R. Ted Enloe III, 69
has served as a director of Silicon Laboratories since April 2003. Mr. Enloe is currently the Managing General Partner of Balquita Partners, Ltd., a family investment firm. Previously, Mr. Enloe served as President and Chief Executive Officer of Optisoft, Inc., a provider of intelligent traffic signal platforms. Mr. Enloe formerly served as Vice Chairman and member of the office of chief executive of Compaq Computer Corporation. He also served as President of Lomas Financial Corporation and Liberté Investors for more than 15 years. Mr. Enloe co-founded a number of other publicly held firms, including Capstead Mortgage Corp., Tyler Cabot Mortgage Securities Corp., and Seaman’s Corp. Mr. Enloe currently serves on the Board of Directors of Leggett & Platt, Inc. and Live Nation, Inc. Mr. Enloe holds a B.S. in Engineering from Louisiana Polytechnic University and a J.D. from Southern Methodist University.

Kristen M. Onken, 58
was appointed as a director of Silicon Laboratories in September 2007. Ms. Onken recently retired from Logitech International, a maker of electronics peripherals, after serving as Senior Vice President, Finance, and Chief Financial Officer from February 1999 to May 2006. From September 1996 to February 1999, Ms. Onken served as Vice President of Finance at Fujitsu PC Corporation, the U.S. subsidiary of the Japanese electronics manufacturer. From 1991 to September 1996, Ms. Onken was employed by Sun Microsystems initially as Controller of the Southwest Area, and later as Director of Finance, Sun Professional Services. Ms. Onken holds a B.S. from Southern Illinois University, and a M.B.A. in Finance from the University of Chicago.

Board Committees and Meetings

During fiscal 2007, our Board of Directors held ten meetings and acted by written consent two times. Our Board of Directors has an Audit Committee, Compensation Committee, Equity Award Committee, and a Nominating and Corporate Governance Committee. In September 2007, Mr. Chan and Ms. Onken were appointed to the Board of Directors. Mr. Chan became a member of the Compensation Committee and Ms. Onken became a member of the Audit Committee. During fiscal 2007, each incumbent director attended or participated in 94% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. The Board of Directors has determined that Messrs. Cash, Chan, Enloe, Onken, Walker and Wood are each independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. These independent directors met in executive session without the Chief Executive Officer and other non-independent directors present on five separate occasions during fiscal 2007.

Audit Committee. The Audit Committee is responsible for matters relating to the selection of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm, compliance with our accounting and financial policies, and management’s procedures and policies relative to the adequacy of our internal accounting controls. The members of the Audit Committee are Messrs. Enloe, Onken, Walker, and Wood. Mr. Enloe serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Enloe and Ms. Onken are both qualified as audit committee financial experts pursuant to Item 407 of Regulation S-K and financially sophisticated audit committee members under Rule 4350(d)(2)(A) of the Marketplace Rules of The NASDAQ Stock Market, Inc. The Board of Directors has also determined that each of the members of the Audit Committee is independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. and Rule 10A-3 under the Securities Exchange Act of 1934. The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is located on our internet website under the “Investor Relations” page. Our internet website address is http://www.silabs.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. During fiscal 2007, the Audit Committee held five meetings and acted by written consent once.

Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and other employees. In addition, the Compensation Committee has authority to administer our stock incentive and stock purchase plans. The members of the Compensation Committee are Messrs. Cash, Chan, Walker and Wood, and the Board of Directors has determined that each of the members of the Compensation Committee is independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. Mr. Walker serves as Chairman of the Compensation Committee. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is located on our internet website under the “Investor Relations” page. Our internet website address is http://www.silabs.com. The Compensation Committee held four meetings and acted by unanimous written consent six times during fiscal 2007.

Equity Award Committee. The Equity Award Committee was established to approve grants of options and restricted stock units (RSUs) from our 2000 Stock Incentive Plan to non-executive officers and employees. Mr. Sayiner serves as the Chairman of the Equity Award Committee and Mr. Sooch serves as a member of the Equity Award Committee. The Board of Directors generally reviewed the grants made by such committee in fiscal 2007. The committee acted by written consent thirteen times at regular intervals during fiscal 2007.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee focuses on issues related to the composition, practices and operations of the Board of Directors. In addition, the Nominating and Corporate Governance Committee has the authority to consider candidates for the Board of Directors recommended by stockholders and to determine the procedures with respect to such stockholder recommendations. The members of the Nominating and Corporate Governance Committee are Messrs. Cash, Enloe and Walker, and the Board of Directors has determined that each member is independent as defined in the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. Mr. Enloe serves as Chairman of the Nominating and Corporate Governance Committee. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on our internet website under the “Investor Relations” page. The Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the Corporate Governance Policy which is also located on our internet website under the “Investor Relations” page. Our internet website address is http://www.silabs.com. The Nominating and Corporate Governance Committee held two meetings, and acted once by unanimous written consent during fiscal 2007.

Director Nomination

In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of The NASDAQ Stock Market, Inc. The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board of Directors and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and skills.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on recommendations made by current directors and officers. In addition, the Nominating and Corporate Governance Committee may engage a third party search firm to identify and recommend potential candidates. Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee must provide written notice not later than November 14, 2008 to the Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors. In addition, such notice must contain (i) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder, (iv) any material interest of the stockholder in such recommendation and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend our annual meetings of stockholders if practicable. All of the directors in office at the time of the annual meeting of stockholders held on April 19, 2007 attended such meeting, except for Mr. Cash.

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication and (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. Our Code of Business Conduct and Ethics is located on our internet website under the “Investor Relations” page. Our internet website address is http://www.silabs.com.

Director Compensation and Indemnification Arrangements

Non-employee directors receive option grants at periodic intervals under the automatic option grant program of our 2000 Stock Incentive Plan. Under the automatic option grant program, each non-employee director receives an initial automatic option grant to purchase 30,000 shares of common stock on the date such individual joins the Board of Directors. The initial automatic option grants are immediately exercisable, vest in four equal successive annual installments upon each additional year of service measured from the date of grant, and have exercise prices equal to the fair market value as of the grant date. In addition, on the date of each annual stockholders meeting, each non-employee director who continues to serve as a non-employee director receives an automatic annual option grant to purchase 5,000 shares of common stock, and if such non-employee director is a Chairman, an additional discretionary annual option grant to purchase 2,500 shares of common stock, provided, in each case, that such individual has served as a non-employee director for at least six months. The annual option grants are immediately exercisable, vest on the first anniversary of the date of grant and have exercise prices equal to fair market value as of the grant date. Under this program, on the date of our 2007 annual meeting of stockholders, Messrs. Cash, Enloe, Walker and Wood each received an automatic annual option grant to purchase 5,000 shares of common stock at an exercise price per share of $32.29. Upon their appointments in September 2007, Mr. Chan and Ms. Onken each received an automatic option grant of 30,000 shares at an exercise price per share of $38.15. In September 2007, Mr. Sooch resigned as an employee of the Company, but he continued as Chairman of the Board.

In addition, directors are eligible to receive option grants under the discretionary option grant program of the 2000 Stock Incentive Plan. In February 2007, Mr. Sooch received a discretionary option grant to purchase 25,000 shares of common stock at an exercise price per share of $32.11. In December 2007, Messrs. Cash, Enloe, Walker and Wood each received a discretionary option grant to purchase 5,000 shares of common stock at an exercise price per share of $38.20. During fiscal 2008, it is anticipated that each non-employee director who has served for at least six months will receive a discretionary option grant in December 2008 to purchase 5,000 shares of common stock in addition to any automatic option grant. It is also anticipated that our Chairman will receive a discretionary option grant in December 2008 to purchase 2,500 shares of common stock, in addition to any automatic option grant and discretionary option grant as a non-employee director.

We pay our directors cash compensation consisting of (a) $25,000 per year for each non-employee director, (b) an additional $2,000 per regular meeting of the Board of Directors for each non-employee director (c) an additional $20,000 per year for the Chairman of the Audit Committee, (d) an additional $5,000 per year for each Audit Committee member (excluding the Chairman), (e) an additional $10,000 per year for the Chairman of the Compensation Committee, (f) an additional $5,000 per year for the Chairman of the Nominating and Corporate Governance Committee, and (g) an additional $10,000 per year for the Lead Director. In addition, we have adopted a policy effective at the beginning of the fourth quarter of fiscal 2007 to pay an additional $20,000 per year to the Chairman of the Board. Payments under the cash compensation plan are generally paid in equal quarterly installments on the last day of each fiscal quarter.

During fiscal 2007, Messrs. Cash, Enloe, Walker and Wood were each paid the annual fee of $25,000, and a per meeting fee of $2,000 for each meeting attended, pursuant to the cash compensation plan. Mr. Chan and Ms. Onken were each paid a pro-rated annual fee of $7,620 and a per meeting fee of $2,000 for each board meeting attended. Mr. Sooch was paid a pro-rated annual fee of $6,250, and a per meeting fee of $2,000 for each board meeting attended. Mr. Enloe was paid $20,000 for his service as Chairman of the Audit Committee. Mr. Walker and Mr. Wood were each paid $5,000, and Ms. Onken a pro-rated $1,250 for their services on the Audit Committee during the fiscal year. Further, Mr. Enloe received an additional $5,000 for his service as Chairman of the Nominating and Corporate Governance Committee, Mr. Walker an additional $10,000 for his service as Chairman of the Compensation Committee, Mr. Wood an additional $10,000 for his service as Lead Director, and Mr. Sooch an additional $5,000 for his service as Chairman of the Board.

Our certificate of incorporation limits the personal liability of our directors for breaches by them of their fiduciary duties. Our bylaws require us to indemnify our directors to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with all of our directors and have purchased directors’ and officers’ liability insurance.

In addition to the above compensation, we also reimburse directors for all reasonable out-of-pocket expenses incurred for attending board and committee meetings.

The following table provides summary information on compensation earned by each non-employee member of our Board of Directors in fiscal 2007:

DIRECTOR COMPENSATION TABLE FOR FISCAL 2007

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		Total ($)
Harvey B. Cash	37,000		168,759	(2)	205,759
Nelson C. Chan	11,620		37,994	(3)	49,614
R. Ted Enloe III	62,000		244,669	(4)	306,669
Kristen M. Onken	12,870		37,994	(5)	50,864
Navdeep S. Sooch	15,250	(6)	227,303	(7)	242,553
Laurence G. Walker	52,000		253,441	(8)	305,441
William P. Wood	52,000		166,634	(9)	218,634

(1)	Amounts shown do not reflect compensation actually received by the director, but represent the calculated compensation cost recognized by us in fiscal 2007 as determined pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). Such calculation disregarded the effect of any estimate of forfeitures. The assumptions underlying the calculation pursuant to SFAS 123R are discussed under Note 10, Stockholders’ Equity and Share-based Compensation of the Company’s Form 10-K for the fiscal year ended December 29, 2007.

(2)	The grant date fair value calculated pursuant to SFAS 123R of the options issued in fiscal 2007 to Mr. Cash was $87,818. Mr. Cash had 65,000 options outstanding as of December 29, 2007, of which all were exercisable.

(3)	The grant date fair value calculated pursuant to SFAS 123R of the options issued in fiscal 2007 to Mr. Chan was $504,624. Mr. Chan had 30,000 options outstanding as of December 29, 2007, of which all were exercisable.

(4)	The grant date fair value calculated pursuant to SFAS 123R of the options issued in fiscal 2007 to Mr. Enloe was $163,703. Mr. Enloe had 70,000 options outstanding as of December 29, 2007, of which all were exercisable.

(5)	The grant date fair value calculated pursuant to SFAS 123R of the options issued in fiscal 2007 to Ms. Onken was $504,624. Ms. Onken had 30,000 options outstanding as of December 29, 2007, of which all were exercisable.

(6)	Represents compensation earned by Mr. Sooch in 2007 for services rendered as a director following his resignation as an employee of the Company on September 30, 2007.

(7)	The grant date fair value calculated pursuant to SFAS 123R of the options issued in fiscal 2007 to Mr. Sooch was $412,580. This amount includes the compensation cost pursuant to SFAS 123R of options granted to Mr. Sooch in fiscal 2007 while he was serving as an employee of the Company. These options continued to be exercisable and vest after Mr. Sooch’s resignation as an employee because of his continued service as a director. Mr. Sooch had 582,835 options outstanding as of December 29, 2007, of which 546,832 were exercisable.

(8)	The grant date fair value calculated pursuant to SFAS 123R of the option award issued in fiscal 2007 to Mr. Walker was $163,703. Mr. Walker had 70,000 options outstanding as of December 29, 2007, of which all were exercisable.

(9)	The grant date fair value calculated pursuant to SFAS 123R of the option award issued in fiscal 2007 to Mr. Wood was $52,464. Mr. Wood had 95,000 options outstanding as of December 29, 2007, of which all were exercisable.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the election of the Nominees for Class I Directors as listed above.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending January 3, 2009. Ernst & Young LLP has audited our financial statements since our inception in 1996. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Ernst & Young LLP for fiscal 2007 and 2006:

	2007	2006
Audit fees	$1,552,800	$1,084,363
Audit-related fees	16,500	34,700
Tax fees	—	11,950
All other fees	6,495	6,655
Total	$1,575,795	$1,137,668

Audit Fees. Audit fees relate to services rendered in connection with the audits of the annual consolidated financial statements and attestation of management’s report on internal controls over financial reporting included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and statutory audits required internationally. In 2007, the scope of such fees was affected by the implementation of our new ERP system, as well as our discontinued operations due to the sale of our Aero transceiver, AeroFONE single-chip phone and power amplifier product lines to NXP B.V. and NXP Semiconductors France SAS.

Audit-Related Fees. Audit-related fees include services for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to mergers and acquisitions.

Tax Fees. Tax fees include services for tax compliance, research and technical tax advice.

All Other Fees. All other fees include the aggregate fees for products and services provided by Ernst & Young LLP that are not reported under “Audit Fees”, “Audit-Related Fees” or “Tax Fees”.

The Audit Committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full Audit Committee at its next meeting. During fiscal 2007, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of Ernst & Young LLP.

Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the appointment of Ernst & Young LLP is being submitted to the stockholders for ratification. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

Recommendation of the Board of Directors

Upon the recommendation of our Audit Committee, our Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending January 3, 2009.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of January 31, 2008 by (i) all persons who were beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all then current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)
Necip Sayiner(3)	296,439	*
William G. Bock(4)	86,615	*
Gary R. Gay(5)	39,863	*
Kurt W. Hoff(6)	16,119	*
Jonathan D. Ivester(7)	317,202	*
Navdeep S. Sooch(8)	1,290,008	2.42%
Harvey B. Cash(9)	357,767	*
Nelson C. Chan(10)	30,000	*
R. Ted Enloe III(11)	70,000	*
Kristen M. Onken(12)	30,000	*
Laurence G. Walker(13)	70,028	*
William P. Wood(14)	400,776	*
David R. Welland	2,257,131	4.28%
Entities deemed to be affiliated with William Blair & Company, LLC (15)	5,109,496	9.69%
All directors and executive officers as a group (12 persons)(16)	5,222,085	9.65%
Total Beneficial Ownership	10,371,444	19.17%

*	Represents beneficial ownership of less than one percent.

(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 400 W Cesar Chavez, Austin, Texas 78701.

(2)	Percentage of ownership is based on 52,707,703 shares of common stock outstanding on January 31, 2008. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after January 31, 2008 and shares of common stock subject to restricted stock units which are or will become vested within

60 days after January 31, 2008 are deemed outstanding for computing the percentage for the person or group holding such options, but are not deemed outstanding for computing the percentage for any other person or group.

(3)	Includes 257,333 shares issuable upon exercise of stock options.

(4)	Includes 75,749 shares issuable upon exercise of stock options.

(5)	Includes 22,113 shares issuable upon exercise of stock options.

(6)	Includes 12,665 shares issuable upon exercise of stock options.

(7)	Includes 76,000 shares held in a family trust and 119,730 shares issuable upon exercise of stock options. Mr. Ivester shares voting and investment power with respect to the 76,000 shares held in the family trust.

(8)	Includes 554,498 shares issuable upon exercise of stock options.

(9)	Includes 97,046 shares held in a family trust and 65,000 shares issuable upon the exercise of stock options. Mr. Cash has sole voting and investment power with respect to the 97,046 shares held in the family trust.

(10)	Includes 30,000 shares issuable upon exercise of stock options.

(11)	Includes 70,000 shares issuable upon exercise of stock options.

(12)	Includes 30,000 shares issuable upon exercise of stock options.

(13)	Includes 70,000 shares issuable upon exercise of stock options.

(14)	Includes 305,776 shares held by Silverton Partners, of which Mr. Wood is the general partner, and 95,000 shares issuable upon exercise of stock options.

(15)	Pursuant to a Schedule 13G dated January 9, 2008 filed with the SEC, William Blair & Company, LLC reported that as of December 28, 2007 it and certain related entities had sole voting and dispositive power over 5,109,496 shares and that its address is 222 West Adams, Chicago, IL 60606.

(16)	Includes an aggregate of 1,379,975 shares issuable upon exercise of stock options. Excludes 39,863 shares held by Gary R. Gay, who resigned as of December 29, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of the members of our Board of Directors for breaches by the directors of their fiduciary duties.

Policies and Procedures with Respect to Related Party Transactions Our Audit Committee Charter requires that the members of our Audit Committee, all of whom are independent directors, review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC. We have also adopted a written policy regarding the approval of all related party transactions. Under such policy, each of our directors and executive officers must notify the Corporate Secretary (who, in turn, will provide such information to the Audit Committee) of any proposed related party transactions. To assist with the identification of potential related party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers. The Chairman of the Audit Committee is delegated the authority to approve or ratify any related party transactions in which the aggregate amount involved is expected to be less than $1 million per year. All other proposed related party transactions are subject to approval or ratification by the Audit Committee except for certain categories of transactions that are deemed to be pre-approved by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee and the Chairman, if applicable, will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Code of Business Conduct and Ethics requires our executive officers and directors to disclose any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest. No executive officer may work, including as a consultant or a board member, simultaneously for us and any competitor, customer, supplier or business partner without the prior written approval of our Chief Financial Officer or legal department. Furthermore, executive officers are encouraged to avoid any direct or indirect business connections with our competitors, customers, suppliers or business partners.

Pursuant to our Corporate Governance Policy, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with their service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests, or gives the appearance of a conflict. In addition, directors should inform the Chairman of our Nominating and Corporate Governance Committee prior to joining the board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

Director Independence See the subsection entitled “Board Committees and Meeting” in the section of this Proxy Statement entitled “Proposal One: Election of Director.”

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the audit of the fiscal 2007 audited consolidated financial statements of Silicon Laboratories Inc. (the “Company”):

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Accounting Oversight Board (United States) and for issuing a report thereon. Additionally, the independent registered public accounting firm is responsible for performing an independent audit of the Company’s internal controls over financial reporting and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements in the Annual Report were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report with management and the independent registered public accounting firm. The Committee discussed with the independent registered accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee reviewed non-audit services provided by its independent registered public accounting firm for the last fiscal year, and determined that those services are not incompatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

R. Ted Enloe III (Chairman)
Kristen M. Onken
Laurence G. Walker
William P. Wood

EXECUTIVE COMPENSATION

Executive Officers and Directors

Set forth below is information regarding the executive officers and directors of Silicon Laboratories as of January 31, 2008.

Name	Age	Position
Navdeep S. Sooch	45	Chairman of the Board
Necip Sayiner	42	Chief Executive Officer, President and Director
William G. Bock	57	Chief Financial Officer and Senior Vice President
Kurt W. Hoff	50	Vice President of Worldwide Sales
Jonathan D. Ivester	52	Vice President of Worldwide Operations
Paul V. Walsh, Jr.	43	Principal Accounting Officer and Vice President of Finance
David R. Welland	52	Vice President and Director
Harvey B. Cash	69	Director
Nelson C. Chan	46	Director
Kristen M. Onken	58	Director
R. Ted Enloe III	69	Director
Laurence G. Walker	59	Director
William P. Wood	52	Director

Navdeep S. Sooch
co-founded Silicon Laboratories in August 1996 and has served as Chairman of the Board since our inception. Mr. Sooch served as our Chief Executive Officer from our inception through the end of fiscal 2003 and served as interim Chief Executive Officer from April 2005 to September 2005. From March 1985 until founding Silicon Laboratories, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering, as well as Product Planning Manager of Strategic Marketing and Design Engineer. From May 1982 to March 1985, Mr. Sooch was a Design Engineer with AT&T Bell Labs. Mr. Sooch holds a B.S. in Electrical Engineering from the University of Michigan, Dearborn and a M.S. in Electrical Engineering from Stanford University.

Necip Sayiner
has served as director, President and Chief Executive Officer since September 2005. Prior to joining Silicon Laboratories, Mr. Sayiner held various leadership positions at Agere Systems Inc. From August 2004 to September 2005, Mr. Sayiner served as Vice President and General Manager of Agere’s Enterprise and Networking Division and from March 2002 to August 2004 he served as Vice President and General Manager of Agere’s Networking IC Division. Mr. Sayiner holds a B.S. in electrical engineering and physics from Bosphorus University in Turkey, a M.S. in Electrical Engineering from Southern Illinois University, and a Ph.D. in Electrical Engineering from the University of Pennsylvania.

William G. Bock
has served as Senior Vice President of Finance and Administration and Chief Financial Officer since November 2006. Mr. Bock joined Silicon Laboratories as a director in March 2000, and served as Chairman of the audit committee until November 2006 when he stepped down from the Board of Directors to assume his current role. From April 2001 to November 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. From February 1997 to March 2001, Mr. Bock led DAZEL Corporation, a provider of electronic information delivery systems, initially as its President and Chief Executive Officer and subsequent to its acquisition by Hewlett-Packard in June 1999 as a HP Vice President and General Manager. Prior to 1997, Mr. Bock served as Chief Operating Officer of Tivoli Systems, a client server software company acquired by IBM in March 1996, served in senior sales and financial management positions with Convex Computer Corporation and began his career with Texas Instruments. Mr. Bock holds a B.S. in Computer Science from Iowa State University and a M.S. in Industrial Administration from Carnegie Mellon University.

Kurt W. Hoff
joined Silicon Laboratories in 2005 to manage the company’s European sales and operations and was appointed as Vice President of Worldwide Sales on July 2, 2007. Prior to joining Silicon Laboratories, Mr. Hoff served as president, chief executive officer and director of Cognio, a spectrum management company. Mr. Hoff also managed the operations and sales of C-Port Corporation, a network processor company acquired by Motorola in May 2000. Additionally, Mr. Hoff spent 10 years in various positions at Advanced Micro Devices, including vice president of sales. Mr. Hoff holds a M.B.A. from the University of Chicago and a B.S. degree in Physics from the University of Illinois.

Jonathan D. Ivester
joined Silicon Laboratories in September 1997 as Vice President and has served as Vice President of Worldwide Operations since May 2005. From May 1984 to September 1997, Mr. Ivester was with Applied Materials, a supplier of equipment and services to the semiconductor industry, and served as Director of Manufacturing and Director of U.S. Procurement in addition to various engineering and manufacturing management positions. Mr. Ivester was a scientist at Bechtel Corporation, an engineering and construction company, from 1980 to 1982 and at Abcor, Inc., an ultrafiltration company and subsidiary of Koch Industries, from 1978 to 1980. Mr. Ivester holds a B.S. in Chemistry from the Massachusetts Institute of Technology and a M.B.A. from Stanford University.

Paul V. Walsh, Jr.
joined Silicon Laboratories in January 2004 as Director of Finance, Worldwide Operations, and was appointed as the Corporate Controller in May 2005. Mr. Walsh, served as Interim Chief Financial Officer from May 2006 to November 2006 before being appointed to Vice President and Chief Accounting Officer. Prior to joining Silicon Laboratories, Mr. Walsh was Site Controller from February 2003 to January 2004 with PerkinElmer, a supplier to the health sciences and photonics markets, Manufacturing Controller from 2000 to 2003 at Teradyne, a semiconductor equipment supplier, and served in various operational and finance roles from 1992 to 2000 at Analog Devices, a semiconductor manufacturer. Mr. Walsh received his B.S. in Mechanical Engineering from the University of Maine, and a M.B.A. from Boston University.

David R. Welland
co-founded Silicon Laboratories in August 1996, has served as a Vice President and director since our inception and was appointed Fellow in March 2004. From November 1991 until founding Silicon Laboratories, Mr. Welland held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Senior Design Engineer. Mr. Welland holds a B.S. in electrical engineering from the Massachusetts Institute of Technology.

For information on our non-employee directors, see Proposal One.

Compensation Discussion and Analysis

Compensation Philosophy

Our executive compensation programs and practices were selected and designed to support our short-term and long-term strategic goals and values and to reward and retain talented individuals. We design our compensation programs to support our culture and efforts to remain a growth company with strong profitability.

We seek a balanced approach to executive compensation, with each primary element of compensation (base salary, cash incentives, equity incentives and benefits) designed to play a specific role. We determine an individual’s compensation with respect to each such element based in part upon an independently conducted analysis of publicly-available compensation data and compensation survey data of comparable companies.

Each year, the CEO delivers a performance evaluation for each of the other executive officers to the Compensation Committee and makes recommendations on compensation arrangements, including adjustments in base salary, changes in target bonus awards and/or metrics for earning cash incentives and equity grants. Such recommendations are based on competitive market data (described below) and a variety of other factors, including individual performance, market competitive pressures, business conditions, the status, vesting and value of current equity grants, our overall performance and the potential financial impact of implementing the recommendations. The CEO conducts this review with assistance from our human resources department and discusses the underlying rationale behind his recommendations with the Compensation Committee. The Compensation Committee considers, but is not bound to and does not always accept, the recommendations of the CEO with respect to executive compensation. In addition, the Compensation Committee frequently seeks input from the Company’s independent compensation consultant (without the CEO present) prior to making any final determinations.

To determine the compensation of our CEO, the Compensation Committee, through consultation with the remaining independent members of the Board of Directors, assessed our CEO’s performance and considered competitive market data and other factors described herein.

The variation in compensation among the executive officers is a function of the Compensation Committee’s judgment, following the Committee’s review of competitive market data, review of the CEO’s performance, review of the CEO’s performance evaluations for each executive officer, and consideration of the market competitive pressures, business conditions, the vesting and value of current equity grants, overall Company performance and the potential financial impact of its compensation decisions. Key contributors to the variance in compensation amongst the executive officers are the variance in the competitive market data for each position and variance in each executive’s individual performance.

In 2007, with the approval of the Compensation Committee, the compensation consultant provided advice to the CEO and the human resources department regarding pay positioning, both by element and in total, so that management’s final recommendations reflect our compensation philosophy. The compensation consultant provided advice regarding the mix between restricted stock units and stock options associated with our equity grants. Discussions were held to ensure that management was fully acquainted with the relative merits of using options versus RSUs as well as the mix between these two forms of equity incentives in relation to the Company’s compensation philosophy.

The consultant provided advice to the Compensation Committee regarding:

•	development of the peer group and competitive market data;

•	interpretation of the competitive data and how the compensation levels established helped to promote the goals espoused in the company’s compensation philosophy, both as to specific compensation elements as well as regarding total compensation;

•	review of the CEO’s and management’s recommendations regarding type and magnitude of the equity grants, including how the suggested grants would compare to those of the peer group; and

•	direct and independent discussions with the Compensation Committee regarding their proposed adjustments to each element of the CEO’s pay package.

Sources of Competitive Data

We believe it is in our stockholders’ best interests to ensure that our executive compensation is competitive with those of other companies of similar size and complexity. The Compensation Committee seeks independent professional assistance and advice from outside consulting firms in the development and utilization of the competitive market data and the establishment of its executive compensation programs. The compensation consultant was engaged to provide competitive market analysis and advice regarding each material element of compensation. The competitive market data prepared by the Compensation Committee’s independent compensation consultant is one of the most important factors used in determining compensation.

The Compensation Committee engaged Watson Wyatt as its independent advisor on executive compensation. Watson Wyatt assessed the competitiveness of our executive compensation programs for 2007, including base salary, cash incentives and equity incentives. The Watson Wyatt study used both compensation survey data (consisting of the Radford Executive Survey, the IPAS Global Salary Survey for Technology Companies and the Buck/iQuantic Global Long-Term Incentive Survey) and publicly-available data from ten peer companies. Prior to the commencement of the study, Watson Wyatt had recommended a list of peer companies to be included in this study, based on a variety of factors, including revenue size, product offerings and competition for executive talent. The compensation consultant circulated the list to the CEO and the human resources department for their comments. The consultant had independent discussions with the Compensation Committee regarding such comments. The Compensation Committee reviewed the list, made adjustments that it deemed appropriate, and gave final approval of the following list of ten peer companies: AMIS Holdings, Inc., Conexant Systems Inc., Cypress Semiconductor Corp., Intersil Corp., Microsemi Corp., PMC-Sierra Inc., RF Micro Devices, Inc., Sigmatel, Inc., Skyworks Solutions, Inc., and Standard Microsystems Corp.

Based upon the compensation survey data and publicly available information, we produced an overall range of competitive market data for the compensation of our executive officers.

Elements of Compensation

The three primary components of our executive compensation program are base salary, cash incentives and equity awards. Our compensation committee has not adopted any defined formula for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Base Salary

We target base salary at the median level of the compensation survey data and publicly-available information mentioned above in order to retain and reward executive talent. However, to better support our objective to retain and properly reward executive officers, we also consider other factors, such as duties and responsibilities not typically found in similar positions with comparable companies, prior experience, job performance, tenure with Silicon Laboratories, any distinctive value to the organization, and general market conditions.

In 2007, Mr. Sayiner, Mr. Gay, Mr. Hoff and Mr. Ivester received salary increases as part of the Company’s standard performance review cycle. These increases were intended to more closely align their base salaries with the median level of the competitive market data for their respective positions. Mr. Hoff received an additional increase in July of 2007, following his promotion to Vice President of Worldwide Sales.

Cash Incentives

We structure a cash incentive plan (“Bonus Plan”) to align the financial incentives of our employees with our short-term and long-term operating goals and interests of our stockholders and to reward exceptional performance. Each fiscal year, the Compensation Committee approves the structure, performance metrics as well as each metric’s relative weighting under our Bonus Plan. The Compensation Committee has typically chosen to establish metrics, such as adjusted operating income (which may exclude certain items such as stock compensation expense), revenue, gross margins, and individual performance objectives (“MBOs”) for each of our executive officers to support our operating goals and to reward achievement of performance goals. Our Board and Compensation Committee may exercise discretion either to award compensation absent attainment of the relevant metrics or to reduce or increase the size of any award or payout. Neither the Board or Compensation Committee exercised such discretion in 2007.

In an effort to support our short-term and long-term strategic goals, we choose to make quarterly and annual payments to our executive officers under the Bonus Plan. Each fiscal quarter, we measure the achievement of our shorter-term operating goals and make associated payments under the Bonus Plan. Each fiscal year, we measure the achievement of those executive officers whose bonuses are tied to MBOs against such MBOs and make associated payments under the Bonus Plan shortly after the end of the fiscal year.

To properly reward and retain our executive officers, we have adopted a policy of paying for performance. Upon the full achievement of established operating goals, we target our cash incentive plan to be at the 75th percentile of the competitive market data described above. We design our Bonus Plan to pay up to 150% of the target bonus for outstanding performance. However, consistent with this pay for performance policy, no payment under the Bonus Plan is guaranteed if an executive officer fails to meet the minimum established goals under the Bonus Plan.

In 2007, the CEO’s annual target bonus was 110% of his annual base salary and the annual target bonus for our Chief Financial Officer (“CFO”) was 100% of his annual base salary. The fiscal 2007 bonuses for our CEO and CFO were based on the following two metrics: (1) achievement of company adjusted operating income goals (weighted at 50%) and (2) achievement of company revenue goals (weighted at 50%). We selected different metrics for our other executive officers to reflect the role of each executive officer and to align the performance of each executive officer with our operating goals. The fiscal 2007 annual target bonuses for the Vice Presidents of Worldwide Sales and the Vice President of Worldwide Operations were 75% of their annual base salaries and were based on the following three metrics: (1) achievement of company revenue goals (weighted at 40%); (2) achievement of company gross margin goals (weighted at 40%); and (3) achievement of MBOs (weighted at 20%). For each of our executive officers, the portion of their target bonus that is tied to company metrics is allocated over the four fiscal quarters in proportion to the amount of revenue that our annual operating plan anticipates to be achieved in each such quarter. Management proposes the annual operating plan which is subject to approval by our Board of Directors. The Board of Directors has discretion to accept, reject or alter the annual operating plan at any time. The annual operating plan establishes the quarterly target levels of company metrics for bonus purposes and these metrics are set to be challenging, but achievable. As evidence of the challenging nature of our performance targets, our executive officers received aggregate bonuses that were less than target in two out of the last five years. To accomplish our compensation objective of rewarding individual performance, the CEO establishes MBOs for the Vice President of Worldwide Sales and the Vice President of Worldwide Operations. These objectives vary according to the responsibilities of each officer and by department. The extent to which our executives achieved their MBOs was determined by our CEO during his annual performance review of the named executive officers.

The degree to which the applicable targeted cash incentives were achieved can be seen through a comparison of the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table for

Fiscal 2007 against the “Estimated Future Payouts Under Non-equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards Table for Fiscal 2007.

Equity Incentives

We provide long-term incentive compensation through the award of stock options and restricted stock units (“RSUs”) under our 2000 Stock Incentive Plan (“2000 Plan”) that vest over a number of years. In an effort to closely align the interests of our executive officers with our stockholder interests and to provide our executive officers with significant incentives to maximize stockholder value, we grant both options and RSUs and target the value of our long term incentives to be in the 75th percentile of the competitive market data described above.

The Compensation Committee regularly reviews our long-term incentive compensation practices. Potential changes include adjusting the mix of options and RSUs granted, adjusting the vesting schedule of the equity awards, and using other forms of equity and/or non-equity long term incentive compensation with vesting based upon the achievement of performance metrics. Consistent with our philosophy of paying for performance, no executive is entitled to an automatic equity grant. In determining the proper amount and mixture of equity awards granted to each executive officer, our Compensation Committee subjectively considers a variety of factors, including such executive officer’s contribution to our performance, cash compensation, current equity holdings, ability to influence future performance and relative position within our organization, the competitive market data described above, the relative value of each equity award, the financial impact on our profitability and the dilutive impact to our stockholders. There is no defined formula used to weight such factors. The Compensation Committee ultimately exercised its judgment and established compensation levels consistent with our short-term and long-term strategic goals and values and to reward and retain talented individuals. The grants in fiscal 2007 are described below in the Grants of Plan-Based Awards Table for Fiscal 2007.

In fiscal 2007, we continued to grant each executive officer a mixture of stock options and RSUs to better meet the objectives of our compensation program. We believe stock options are effective in achieving our goal of maximizing long-term stockholder value as the value of stock options are dependent upon our future performance. As our executive officers can only profit from stock options if our stock price increases in value over the stock option’s exercise price, we believe stock options are effective incentives to our executive officers to maximize our stockholder value. RSUs were incorporated into our equity program to foster an ownership culture, align stockholder and executive interests and enhance retention. As RSUs provide a more definite value to grantees than stock options, grants of RSUs are extremely valuable in rewarding and retaining our executive officers. We believe that the current competitive environment for executive talent necessitates the strong level of retention generated by the grant of RSUs. We also recognize that there is less risk inherent in using time-vested RSUs as compared to using time-vested stock options.

In an effort to retain our executive talent, we typically grant our executive officers equity awards subject to vesting. Prior to 2008, our stock options granted to executive officers typically vested over five years. Based on our analysis of competitive data that indicates that four years is a more customary vesting period, we plan to grant options to executive officers in 2008 and future periods that generally vest over four years as follows: 25% vest on the first anniversary of the date of grant and the remaining portion vest in equal monthly installments over the remaining 36 months. We do not have a program, plan or practice designed to set the exercise price of stock options at a price other than the fair market value on the grant date or alter the timing of the grant of stock options to take advantage of positive or negative material non-public information.

In addition to stock option awards, we also grant RSUs which generally have vesting periods ranging from one to four years (with many grants vesting in a single lump sum on the third anniversary of the date of grant). The Compensation Committee exercised its discretion and granted RSUs to executive officers in December 2007 which vest over a period of two years as follows: 50% vest immediately upon grant and 25% vest on each of the first two anniversaries of the date of grant. The vesting terms of such grants were shorter than our general vesting term as the Compensation Committee wished to recognize the management team’s extraordinary performance in 2007.

Mr. Hoff’s equity awards in 2007 were larger than normal due to his receipt of an initial grant of RSUs and stock options upon his promotion to Vice President of Worldwide Sales in July 2007.

Change of Control and Severance Benefits

Our severance and change in control provisions for the named executive officers are summarized below in “Potential Payments Upon Termination or Change of Control.” With respect to the employment agreements with the CEO and CFO, such post-employment termination benefits were determined through arms-length negotiations between the applicable executive and our management and the Compensation Committee in connection with the hiring of each such executive. With respect to the acceleration provided generally under 2000 Stock Incentive Plan in the event that the equity awards are not assumed in connection with a change in control or the employee is demoted, relocated or terminated other than for misconduct within 18 months following a change in control, such acceleration is based upon the Company’s philosophy that such provisions ensure that the executives remain focused on their responsibilities and maximize the return for our shareholders. The terms and conditions of such provisions are provided at a level that we believe to be provided by comparable companies of our size in our industry.

Generally Available Benefit Plans and Executive Perquisites

In 2007, we provided each of our executive officers health care coverage and life insurance coverage that is generally available to all of our salaried employees. In addition, we pay for an annual physical examination for each of our executive officers beyond any benefit provided under our standard health care plans.

We also offer each of our executive officers the ability to participate in our tax-qualified 401(k) Plan on the same terms available to each of our salaried employees. Under our 401(k) Plan, we provide all employees with matching contributions that are subject to vesting over time. Our executive officers do not receive any retirement benefits beyond those generally available to our salaried employees.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account our compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code precludes us from taking a deduction for compensation in excess of $1 million for certain of our executive officers named in the Summary Compensation Table. Certain performance-based compensation is specifically excluded from the deduction limit. Our policy is to qualify, to the extent reasonable, the compensation of our executive officers for deductibility under applicable tax laws. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program to meet our stated objectives and that the loss of a tax deduction may be necessary in some circumstances.

Compensation Committee Report on Executive Compensation

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) within the Executive Compensation section of this Proxy Statement with the management of the Company. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align Silicon Laboratories’ performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term. Accordingly, we have recommended to the Board of Directors that the CD&A be included as part of this proxy filing.

Submitted by the Compensation Committee of the Board of Directors:

Laurence G. Walker (Chairman)
Harvey B. Cash
Nelson C. Chan
William P. Wood

Summary Compensation

The following table provides compensation information for our named executive officers for fiscal 2007.

SUMMARY COMPENSATION TABLE FOR FISCAL 2007

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)(3)		Total ($)
Necip Sayiner(4)	2007	469,808	—	2,041,037	1,809,232	548,583		5,582		4,874,242
Chief Executive Officer, President, and Director	2006	429,577	—	982,391	1,580,031	238,258		5,582		3,235,839

William G. Bock	2007	300,000	—	689,821	825,720	314,976		5,582		2,136,099
Chief Financial Officer and Senior Vice President	2006	38,077	—	70,439	131,978	—		49		240,543

Gary R. Gay	2007	246,827	—	354,290	330,158	173,339		43,258	(6)	1,147,872
Former Senior Vice President of Worldwide Sales	2006	219,569	—	110,527	353,845	109,076		5,512		798,529

Kurt W. Hoff(7)	2007	206,749	—	297,536	156,518	128,842	(8)	141,546	(9)	931,191
Vice President of Worldwide Sales

Jonathan D. Ivester	2007	256,538	—	317,166	319,000	180,832		582		1,074,118
Vice President of Worldwide Operations	2006	229,808	—	87,869	362,470	114,665		535		795,347

(1)	Amounts shown do not reflect compensation actually received by the named executive officer, but represent the calculated compensation cost recognized by us as determined pursuant to SFAS 123R (disregarding any estimate of forfeitures). The assumptions underlying the calculation under SFAS 123R are discussed under Note 10, Stockholders’ Equity and Share-based Compensation in our Form 10-K for the fiscal year ended December 29, 2007.

(2)	Represents amounts earned under the 2007 Bonus Plan for services rendered in fiscal 2007, and the 2006 Bonus Plan for services rendered in fiscal 2006.

(3)	Consists of payments by us for life insurance premiums and matching contribution into a 401(k) Plan, unless noted otherwise.

(4)	During fiscal 2007 and fiscal 2006, Mr. Sayiner did not receive any compensation for his services provided as a director.

(5)	Represents compensation earned during fiscal 2006 by Mr. Bock for his services as Chief Financial Officer and Senior Vice President provided on or after November 8, 2006. Such amounts do not include compensation earned during fiscal 2006 for his prior role as a director.

(6)	Includes $37,693 of accrued vacation paid to Mr. Gay upon his voluntary termination on December 29, 2007, $5,000 in employer matching contributions to the Company’s 401(k) plan, and $565 of company-paid life insurance premiums.

(7)	Mr. Hoff was appointed to his current position on July 2, 2007. Data shown on this table reflects his compensation for the entire fiscal year.

(8)	Includes $48,157 of payments as related to Mr. Hoff’s participation in the Company’s sales incentive plan during the first two quarters of fiscal 2007, and $80,685 of bonus payments as related to Mr. Hoff’s participation in the 2007 Bonus Plan during the last two fiscal quarters.

(9)	Includes $94,971 of amounts reimbursed to Mr. Hoff for the payment of taxes and other allowances related to his overseas assignment, $41,092 of company-paid moving and relocation expenses, $5,000 in employer matching contributions to the Company’s 401(k) plan, and $483 of company-paid life insurance premiums.

Grants of Plan-Based Awards

The following table contains information concerning all equity and non-equity plan-based awards granted during fiscal 2007 to our named executive officers. All equity plan-based awards were granted under our 2000 Stock Incentive Plan and all non-equity plan-based awards were granted under our 2007 Bonus Plan.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2007

			Estimated Future Payouts Under Non-equity Incentive Plan Awards(1)
Name	Grant Date	Approval Date	Threshold		Target		Maximum		All Other Stock Awards: Number of Shares of Stock or Units	All Other Stock Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(2)
Necip Sayiner			$4,034		$522,500		$783,750
	2/15/07									80,000	$32.11	$1,320,256
	12/7/07								40,000			$1,527,996

William G. Bock			$2,316		$300,000		$450,000
	2/15/07									5,000	$32.11	$82,516
	12/7/07								10,000			$382,000

Gary R. Gay			$1,632		$183,750		$257,250

Kurt W. Hoff			$1,191	(3)	$44,226	(3)	—	(3)
			$1,650	(4)	$82,500	(4)	$115,500	(4)
	2/15/07								3,000			$96,330
	3/30/07								250			$7,480
	7/2/07								25,000			$864,998
	7/2/07									50,000	$34.60	$771,425
	12/7/07								6,000			$229,200

Jonathan D. Ivester			$1,732		$195,000		$273,000
	2/15/07									25,000	$32.11	$412,580
	12/7/07								7,500			$286,500

(1)	Amounts shown represent amounts that were available under the 2007 Bonus Plan. Actual bonuses received under the 2007 Bonus Plan by the executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	A discussion of the assumptions underlying the calculation under SFAS 123R are discussed under Note 10, Stockholders’ Equity and Share-based Compensation in our Form 10-K for the fiscal year ended December 29, 2007.

(3)	Amounts shown relate to Mr. Hoff’s participation in the Company’s sales incentive plan during the first two fiscal quarters of 2007. Under such plan, potential sales incentives are not capped and, as such, there is no maximum payment.

(4)	Amounts shown relate to Mr. Hoff’s participation in the 2007 Bonus Plan during the last two fiscal quarters of 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all holdings of unexercised stock options and unvested restricted stock units for each of our named executive officers as of December 29, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END TABLE

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)
Necip Sayiner					135,214	(2)	5,093,511
	215,000	275,000	32.27	9/14/2015
	—	80,000	32.11	2/15/2017
William G. Bock					65,000	(3)	2,448,550
	5,000	—	50.03	4/29/2014
	3,000	—	31.23	4/21/2015
	54,166	195,834	32.98	11/8/2016
	—	5,000	32.11	2/15/2017
Gary R. Gay (4)	10,000	—	48.88	3/29/2008
	4,166	—	38.50	3/29/2008
	5,000	—	33.17	3/29/2008
	2,947	—	36.81	3/29/2008
Kurt W. Hoff					31,000	(5)	1,167,770
	11,665	8,335	34.29	1/3/2015
	—	50,000	34.60	7/2/2017
Jonathan D. Ivester					15,980	(6)	601,967
	6,050	—	0.25	6/23/2008
	18,000	—	1.75	7/20/2009
	20,000	—	48.88	9/20/2010
	15,000	—	22.63	7/18/2011
	15,000	—	24.30	6/13/2012
	17,333	2,667	38.50	8/18/2013
	16,666	8,334	33.17	8/10/2014
	6,236	9,354	36.81	12/19/2015
	—	25,000	32.11	2/15/2017

(1)	Options were granted on the date ten years prior to the option expiration date and subject to a five year vesting period. Assuming the continued service of the executive officer, the option shall vest and become exercisable in a series of installments, with 20% on the first anniversary of the date of grant and the remaining portion in equal monthly installments over the remaining four years.

(2)	Consists of 90,000 RSUs granted on September 14, 2005, 25,214 RSUs granted on December 8, 2006 and 20,000 RSUs granted on December 7, 2007. Assuming the continued service of the executive officer, these grants shall vest 20% on each of the first five anniversaries of the grant date, 25% on each of first four anniversaries of the grant date, and 50% on grant date and 25% on each of first two anniversaries of grant date, respectively.

(3)	This represents 60,000 RSUs granted on November 8, 2006 and 5,000 RSUs granted on December 7, 2007. Assuming the continued service of the executive officer, these grants shall vest 20% on each of first five anniversaries of the grant date, and 50% on grant date and 25% on each of first two anniversaries of grant date, respectively.

(4)	Mr. Gay forfeited 23,945 unvested options and 7,674 unvested RSUs upon his resignation on December 29, 2007.

(5)	Represents 3,000 RSUs granted February 15, 2007, 25,000 RSUs granted on July 2, 2007, and 3,000 RSUs granted on December 7, 2007. Assuming the continued service of the executive officer, the first two grants shall vest one-third on each of first three anniversaries of the grant date, and the third grant shall vest 50% on grant date and 25% on each of first two anniversaries of grant date, respectively.

(6)	Represents 3,429 RSUs granted on September 12, 2005, 3,742 RSUs granted on December 19, 2005, 5,059 RSUs granted on December 8, 2006, and 3,750 RSUs granted on December 7, 2007. Assuming the continued service of the executive officer, these grants shall vest 20% on each of first five anniversaries of the grant date, one-third on each of first three anniversaries of the grant date, and 50% on grant date and 25% on each of first two anniversaries of grant date, respectively.

Option Exercises and Stock Vested Table

The following table shows gains realized from the exercise of stock options and shares acquired upon the vesting of restricted stock units with respect to our named executive officers during fiscal 2007.

OPTION EXERCISES AND STOCK VESTED TABLE DURING FISCAL 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Necip Sayiner	10,000	110,500	58,404	2,291,927
William G. Bock	40,000	427,264	20,000	784,398
Gary R. Gay	69,293	641,139	10,585	399,209
Kurt W. Hoff	—	—	3,350	125,562
Jonathan D. Ivester	36,800	951,700	8,668	328,953

Potential Payments Upon Termination or Change in Control

Consistent with practices within our industry, we also provide certain post-employment termination benefits. We have implemented these programs in order to ensure we are able to continue to attract and retain top talent as well as ensure that during the uncertainty associated with a potential change in control, the executives remain focused on their responsibilities and ensure a maximum return for our stockholders.

Employment Agreements

We have entered into employment agreements with only two of our executive officers: Mr. Sayiner and Mr. Bock. For both Mr. Sayiner and Mr. Bock, cash severance is equal to the sum of 12 months of base salary at the time of termination plus 200% of the actual quarterly bonus earned in the two full quarters immediately preceding termination to be paid in one lump sum. Each cash severance payment would be contingent upon such executive officer’s execution of an agreement in a form satisfactory to us, containing a full general release of any and all potential claims against us and our affiliates and agents. As outlined in their employment agreements, a cash severance payment shall only be made in the event of such executive officer’s Involuntary Termination for any reason other than misconduct. “Involuntary Termination” is defined in each employment agreement as an involuntary termination of employment by us or a voluntary resignation following (A) a change in position with us which materially reduces the executive officer’s level of authority or responsibility, (B) a reduction in cash compensation (including base salary and target bonus under any performance based bonus or incentive programs) by more than 15% unless pursuant to a reduction that is also applied to substantially all of our other executive officers, (C) a relocation of such executive officer’s place of employment by more than 50 miles, provided and only if such change, reduction or relocation is effected without consent, or (D) a material breach by us of the terms of the employment agreement. In addition and similarly contingent upon execution of an appropriate release, for the time during which each executive officer is unemployed, we have agreed to pay the premium required to maintain COBRA coverage for such executive officer and his dependents for up to one year.

2000 Stock Incentive Plan

The 2000 Plan governs the equity awards granted to our executive officers. Our executive officers are not entitled to any benefits under our 2000 Plan that are not available to other participants. The 2000 Plan includes the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

•	In the event that we are acquired, each outstanding option under the discretionary option grant program, unless assumed or replaced by the successor or otherwise continued in effect, will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are assigned to the successor or otherwise continued in effect.

•	The plan administrator has the authority under the discretionary option grant program to provide that those options will automatically vest in full (i) upon an acquisition of the company, whether or not those options are assumed or replaced, or (ii) upon a hostile change in control of the company effected through a tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members.

However, our Compensation Committee, as Plan Administrator of the 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of our common stock subject to any outstanding options held by any executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of us or the subsequent termination of the officer’s employment following the change in control event.

All outstanding stock awards and stock options issued to our named executive officers will become fully exercisable and vested if (i) a change in control occurs and such options or RSUs are not assumed or (ii) a change in control occurs and the officer is demoted, relocated, or terminated other than for misconduct within 18 months following such change in control.

The following table depicts potential compensation arrangements for our executive officers as a result of an Involuntary Termination absent a change in control. Such termination is assumed to occur on December 29, 2007. Other than customary payments given to all salaried employees, we have not agreed to provide severance benefits to any other executive officer than those listed in the table below.

Name	Lump Sum Severance	Intrinsic Value of Accelerated Equity	Health Benefits	Total
Necip Sayiner	$966,831	—	$15,368	$982,199
William G. Bock	$582,391	—	$12,979	$595,370

The following table depicts potential compensation arrangements for our executive officers as a result of a change in control that subsequently results in Involuntary Termination. Such termination is assumed to occur on December 29, 2007, the last day of our fiscal 2007. Mr. Gay did not receive any termination benefits as a result of his resignation on December 29, 2007.

Name	Lump Sum Severance	Intrinsic Value of Accelerated Equity(1)	Health Benefits	Total
Necip Sayiner	$966,831	$7,023,298	$15,368	$8,005,497
William G. Bock	$582,391	$3,394,805	$12,979	$3,990,175
Kurt W. Hoff	—	$1,349,439	—	$1,349,439
Jonathan D. Ivester	—	$786,512	—	$786,512

(1)	Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2007, which was $37.67, less the option exercise price payable per share.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee serves or has previously served as one of our officers or employees.

Equity Compensation Plan Information

The following table provides information as of December 29, 2007 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders(1)	7,599,471 (2)	$32.70 (3)	8,879,609 (4)
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	7,599,471	$32.70	8,879,609

(1)	Consists of our 2000 Stock Incentive Plan and our Employee Stock Purchase Plan.

(2)	Includes 1,801,334 shares of common stock subject to RSUs that vest over the holders’ period of continued service. Excludes purchase rights accruing under our Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, each eligible employee may contribute up to 15% of his or her base salary to purchase shares of our common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of our common stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(3)	Calculated without taking into account 1,801,334 shares of common stock subject to outstanding RSUs that will become issuable as those units vest without any cash consideration for such shares.

(4)	Consists of shares available for future issuance under our Employee Stock Purchase Plan and our 2000 Stock Incentive Plan. As of December 29, 2007, an aggregate of 1,361,062 shares of our common stock were available for issuance under our Employee Stock Purchase Plan, and 7,518,547 shares of our common stock were available for issuance in connection with future awards under our 2000 Stock Incentive Plan. In addition, the share reserves under our Employee Stock Purchase Plan and 2000 Stock Incentive Plan increase on the first trading day of January of each calendar year by 0.5% and 5%, respectively, of the total number of shares of our common stock outstanding on the last trading day of the immediately preceding calendar year (subject to a maximum annual increase of 250,000 and 3,000,000 shares, respectively). The share reserve under our 2000 Stock Incentive Plan also increases to the extent we repurchase shares pursuant to our repurchase rights under our prior plan.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their fiscal 2007 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners; except for one Form 4 that was filed 3 days late with respect to the sale of 294 shares by Paul V. Walsh, Jr., Chief Accounting Officer and Vice President of Finance.

ANNUAL REPORT

A copy of the annual report for fiscal 2007 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the SEC on February 7, 2008. Stockholders may obtain a copy of our annual report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.

THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated: March 14, 2008

SILICON LABORATORIES INC. 400 WEST CESAR CHAVEZ AUSTIN, TX 78701

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SILICON LABORATORIES INC.
Vote on Directors
	1.	The Election of Directors	For	Withhold	For All	To withhold authority to vote for any individual
		Class I	All	All	Except	nominee(s), mark “For All Except” and write the
		Nominees:				number(s) of the nominee(s) on the line below.
01) Navdeep S. Sooch
02) Laurence G. Walker
		03) William P. Wood	☐	☐	☐	________________________________________________________
Vote On Proposal						For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Silicon Laboratories Inc. for the fiscal year ending January 3, 2009.						☐	☐	☐

In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the directors listed above and IN FAVOR OF the appointment of Ernst & Young LLP. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed above and IN FAVOR OF the appointment of Ernst & Young LLP.
For address changes and/or comments, please check this box and write them on the back where indicated. ☐
NOTE:

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This Proxy is Solicited on Behalf of the Board of Directors of

SILICON LABORATORIES INC.

PROXY

Annual Meeting of Stockholders, April 24, 2008

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders (the "Annual Meeting") of Silicon Laboratories Inc., a Delaware corporation ("Silicon Laboratories"), and the Proxy Statement and appoints Navdeep S. Sooch and Necip Sayiner, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Silicon Laboratories which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of Silicon Laboratories to be held at the Lady Bird Johnson Wildflower Center, 4801 La Crosse Avenue, Austin, Texas 78739 on Thursday, April 24, 2008 at 9:30 a.m. Central Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

Address Changes/Comments:

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